UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 20, 2009

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 20, 2009, Terex Corporation (“Terex” or the “Company”) entered into an Asset and Stock Purchase Agreement (the “Purchase Agreement”) with Bucyrus International, Inc. (“Bucyrus”) to sell the Company’s mining equipment business (the “Business”) for $1.3 billion in cash subject to certain closing adjustments (the “Disposition”). Pursuant to the Purchase Agreement, Terex has the right, but not the obligation, to request that $300 million of the purchase price for the Business be paid in the form of shares of Bucyrus’ common stock. The number of shares issued will be determined based on the trading price of Bucyrus’ common stock prior to the date of the Purchase Agreement.

The products to be divested by Terex in the transaction include hydraulic mining excavators, electric drive mining trucks, track and rotary blasthole drills, and the highwall miner, as well as the related parts and aftermarket service businesses, including the company-owned distribution locations. The transaction, which is subject to customary regulatory approvals, is expected to close in the first quarter of 2010.

There are no material relationships among the Company and Bucyrus or any of their respective affiliates, other than with respect to the Purchase Agreement and the related ancillary agreements.

Item 7.01. Regulation FD Disclosure.

On December 20, 2009, the Company issued a press release regarding the Disposition, which is attached hereto as Exhibit 99.1.

On December 21, 2009, the Company hosted a conference call and posted a slide presentation relating to the Disposition on the Company’s website at www.terex.com. To access the web replay of the call and the slide presentation, go to the Investor Relations section of the Company’s website.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of Terex Corporation issued on December 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2009

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel